Exhibit 3.10

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:27 PM 12/16/2013

FILED 02:59 PM 12/16/2013

SRV 131430136 - 5050134 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: AEL Net of Illinois, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is changed

to:

ENOVA International GEC, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of December, A.D. 2013.

By:	/s/ J. Curtis Linscott
Authorized Person(s)

Name:	J. Curtis Linscott
Print or Type

CERTIFICATE OF FORMATION

OF

AEL NET OF ILLINOIS, LLC

This Certificate of Formation of AEL Net of Illinois, LLC, dated as of October 11, 2011, is being duly executed and filed by J. Curtis Linscott, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et. Seq.).

FIRST. The name of the limited liability company formed hereby is AEL Net of Illinois, LLC (the “Company”).

SECOND. The address of the registered office of the Company in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, Kent County, Dover, Delaware 19901.

THIRD. The name and address of the registered agent of the Company for service of process in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, Kent County, Dover, Delaware 19901.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ CURTIS LINSCOTT
J. Curtis Linscott
Authorized Person